Exhibit 99.1

Freescale Semiconductor Announces Fourth Quarter and Full-Year 2013 Results

AUSTIN, Texas--(BUSINESS WIRE)--January 28, 2014--Freescale Semiconductor, Ltd. (NYSE:FSL) today announced financial results for the fourth quarter and full-year ended December 31, 2013. Highlights include:

Fourth Quarter 2013

GAAP Results	Non-GAAP Results*
• Net Sales of $1.08 billion	• Adjusted earnings per share of $0.19
• Gross margin of 43.9%	• EBITDA of $236 million
• Loss per share of $0.46

Calendar Year 2013

GAAP Results	Non-GAAP Results*
• Net Sales of $4.19 billion	• Adjusted earnings per share of $0.45
• Gross margin of 42.7%	• EBITDA of $862 million
• Loss per share of $0.81

“Overall, we had some good success in 2013,” said Gregg Lowe, president and CEO. “We made solid progress on market share with each of our five product groups growing faster than the market. However, there is as a lot more to do and the Freescale team is focused on driving continued improvements in market share and margin.”

Fourth Quarter and Calendar 2013 Highlights

Net sales for the fourth quarter of 2013 were $1.08 billion, compared to $1.09 billion in the third quarter of 2013 and $957 million in the fourth quarter of 2012. Net sales for calendar year 2013 were $4.19 billion, compared to $3.95 billion in calendar year 2012. Net sales benefited from year-over-year growth in each of the company’s five product groups.

Operating earnings for the three months ended December 31, 2013 were $145 million, compared to $157 million in the third quarter of 2013 and $56 million in the fourth quarter of 2012. Operating earnings for calendar year 2013 were $531 million, compared to income of $463 million in calendar year 2012. Operating earnings benefited from higher sales and increasing gross margins.

The net loss for the fourth quarter 2013 was $118 million, or $0.46 per share, compared to net earnings of $23 million, or $0.09 per share, in the third quarter of 2013 and a net loss of $35 million, or $0.14 per share, in the same period in the prior year. The net loss for calendar 2013 was $208 million or $0.81 per share, compared to a loss of $102 million or $0.41 per share in calendar year 2012. Included in the net loss in 2013 is $217 million of costs associated with debt refinancing transactions completed during the year. The refinancing transactions will reduce our annual interest expense by approximately $75 million, based on current interest rates.

Adjusted operating earnings (defined in Note 1 to the Notes to the Consolidated Financial Information attached to this press release) for both the third and fourth quarters of 2013 were $174 million and $91 million in the fourth quarter of 2012. Adjusted operating earnings for calendar 2013 were $616 million, compared to $504 million in calendar 2012. Adjusted operating earnings benefited from higher sales and improving gross margins.

Adjusted net earnings (defined in Note 1 to the Consolidated Financial Information attached to this press release) for the period were $50 million, or $0.19 per share, compared to earnings of $51 million, or $0.20 per share, in the third quarter of 2013 and an adjusted net loss of $37 million or a loss of $0.15 per share in the fourth quarter of 2012. Adjusted net earnings for calendar year 2013 were $116 million or $0.45 per share, compared to an adjusted net loss of $19 million or a loss of $0.08 for calendar year 2012. Adjusted net earnings benefited from higher sales, improving gross margins and lower interest expense associated with the company’s debt refinancing efforts.

Descriptions of EBITDA, Adjusted EBITDA, adjusted operating earnings and adjusted net earnings (loss) and the reconciliations to our GAAP results are included in the tables and notes attached to this press release.

Product Group Revenues

The company’s net sales figures for the fourth quarter and calendar year 2013 were as follows:

  Microcontroller net sales were $220 million in the fourth quarter, compared to $230 million in the third quarter of 2013 and $197 million in the fourth quarter of 2012. The sequential decline in sales was consistent with typical seasonality. For the year, Microcontroller net sales were $826 million, compared to $707 million in 2012, growth of 17 percent. The year-over-year increase was driven by growth in 32-bit microcontrollers sold to both OEMs and distributors worldwide. In addition, sales of applications processors into the automotive market and the distribution channel also grew year over year.
  Digital Networking net sales were $246 million, compared to $238 million in the third quarter of 2013 and $195 million in the fourth quarter of 2012. For the year, net sales were $915 million, compared to $852 million in 2012, growth of 7 percent. Sequentially, revenues benefited from growth in wireless infrastructure spending, particularly in China, and growth in enterprise. On a year-over-year basis, the growth was broad based with growth in service provider and the enterprise market as well as growth in distribution for general embedded products.
  Automotive Microcontroller net sales were $267 million, compared to $270 million in the third quarter of 2013 and $236 million in the fourth quarter of 2012. For the year, net sales were $1.06 billion, compared to $986 million in 2012, growth of 8 percent. Automotive Microcontroller sales benefited from solid production and sales levels in North America and China and modestly improving conditions in Europe.
  Analog and Sensor net sales were $190 million, compared to $181 million in the third quarter of 2013 and $175 million in the fourth quarter of 2012. For the year, net sales were $736 million, compared to $722 million in 2012, growth of 2 percent. The sequential and year-over-year growth was due primarily to an increase in automotive production during 2013.
  RF sales were $96 million, compared to $89 million in the third quarter of 2013 and $97 million in the fourth quarter of 2012. For the year, net sales were $352 million, compared to $303 million in 2012, growth of 16 percent. The increase in RF sales was due to growth in wireless infrastructure investment, particularly in China.
  Other net sales, which includes primarily IP sales and licensing revenue and wireless handset sales, were $63 million, compared to $77 million in the third quarter of 2013 and $57 million in the fourth quarter of 2012. For the year, net sales were $294 million, compared to $375 million in 2012. Both intellectual property revenue and cellular net sales declined sequentially. On a full-year basis, other net sales declined 22 percent due to the planned wind down of our cellular handset business.

Other Financial Information

  Capital Expenditures were $44 million in the fourth quarter and $151 million for calendar 2013;
  Cash and Cash Equivalents were $747 million at December 31, 2013;
  Adjusted EBITDA* for the latest twelve months ending December 31, 2013 was $893 million.

*Adjusted for various items as indicated and defined in Note 1 to the Notes to the Consolidated Financial Information attached to this press release.

First Quarter 2014 Outlook

For the first quarter of 2014, the company expects:

  Net sales to be between $1.07 billion and $1.11 billion;
  Gross margins to increase approximately 50 to 75 basis points on a sequential basis.

Conference Call and Webcast

Freescale's quarterly earnings call is scheduled to begin at 4:00 p.m. Central Standard Time on January 28, 2014. The company will offer a live webcast of the conference call over the Internet at www.freescale.com/investor.

Caution Regarding Forward-Looking Statements

This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements relate to our business goals and expectations concerning our future operations, margins, profitability, liquidity and capital resources. Although we believe the assumptions upon which these forward-looking statements are based are reasonable, any of these assumptions could prove to be inaccurate and the forward-looking statements based on these assumptions could be incorrect. Our operations involve risks and uncertainties, many of which are outside our control, and any one of which, or a combination of which, could materially affect our results of operations and whether the forward-looking statements ultimately prove to be correct. Actual results and trends in the future may differ materially from those suggested or implied by the forward-looking statements depending on a variety of factors. Some of the factors that we believe could affect our results include our substantial indebtedness; our ability to service our outstanding indebtedness and the impact such indebtedness may have on the way we operate our business; the loss of one or more of our significant customers or strategic relationships; general economic and business conditions and any downturns in the cyclical industry in which we operate; our competitive environment and our ability to make technological advances; interruptions in our production or manufacturing capacity and our ability to obtain supplies; economic conditions in the industries in which our products are sold; maintenance and protection of our intellectual property; political and economic conditions in the countries where we conduct business; geological conditions in some of the earthquake-prone countries where certain of our customers and suppliers are based; the costs of environmental compliance and/or the imposition of liabilities under environmental laws and regulations; potential product liability or personal injury claims; inability to make necessary capital expenditures; loss of key personnel; the financial viability of our customers, distributors or suppliers; and our ability to achieve cost savings as well as other matters described under "Risk Factors" in our Annual Report on Form 10-K/A and other filings with the SEC. We undertake no obligation to update any information contained in this press release.

Non-GAAP Financial Measures

Included within this press release and the accompanying tables and notes are non-GAAP financial measures that supplement the company's consolidated financial information prepared under GAAP. The company describes these non-GAAP financial measures and reconciles them to the most directly comparable GAAP measures in the tables and notes attached to this press release. The company's management believes that these non-GAAP measures provide a more meaningful representation of the company’s ongoing financial performance than GAAP measures alone. In addition, the company uses Adjusted EBITDA to measure compliance with certain of its debt covenants. These non-GAAP measures are included solely for informational and comparative purposes and are not meant as a substitute for GAAP. You should consider them together with the consolidated financial information located in the tables attached to this press release.

About Freescale Semiconductor

Freescale Semiconductor (NYSE:FSL) is a global leader in embedded processing solutions, providing industry leading products that are advancing the automotive, consumer, industrial and networking markets. From microprocessors and microcontrollers to sensors, analog integrated circuits and connectivity – our technologies are the foundation for the innovations that make our world greener, safer, healthier and more connected. Some of our key applications and end-markets include automotive safety, hybrid and all-electric vehicles, next generation wireless infrastructure, smart energy management, portable medical devices, consumer appliances and smart mobile devices. The company is based in Austin, Texas, and has design, research and development, manufacturing and sales operations around the world. www.freescale.com

Freescale and the Freescale logo are trademarks of Freescale Semiconductor, Inc. All other product or service names are the property of their respective owners. © Freescale Semiconductor, Inc. 2014.

Freescale Semiconductor, Ltd.
Condensed Consolidated Statements of Operations
(Unaudited)

	Three Months Ended			Twelve Months Ended
(in millions, except per share amounts)	Dec 31, 2013	Sep 27, 2013	Dec 31, 2012	Dec 31, 2013	Dec 31, 2012

Net sales	$1,082	$1,085	$957	$4,186	$3,945
Cost of sales	607	612	582	2,399	2,304
Gross margin	475	473	375	1,787	1,641
Selling, general and administrative	118	120	110	464	438
Research and development	195	191	186	755	742
Amortization expense for acquired intangible assets	3	3	3	13	13
Reorganization of business and other	14	2	20	24	(15)
Operating earnings	145	157	56	531	463
Loss on extinguishment or modification of long-term debt	(135)	(1)	(1)	(217)	(32)
Other expense, net	(119)	(118)	(127)	(482)	(531)
(Loss) earnings before income taxes	(109)	38	(72)	(168)	(100)
Income tax expense (benefit)	9	15	(37)	40	2
Net (loss) earnings	$(118)	$23	$(35)	$(208)	$(102)

(Loss) earnings per common share:
Basic	($0.46)	$0.09	($0.14)	($0.81)	($0.41)
Diluted (a)	($0.46)	$0.09	($0.14)	($0.81)	($0.41)

Weighted average common shares outstanding:
Basic	258	258	249	256	248
Diluted	262	261	251	259	251

Freescale Semiconductor, Ltd.
Reconciliation of Non-GAAP Measures
(Unaudited)

	Three Months Ended			Twelve Months Ended
(in millions, except per share amounts)	Dec 31, 2013	Sep 27, 2013	Dec 31, 2012	Dec 31, 2013	Dec 31, 2012

Adjusted operating earnings	$174	$174	$91	$616	$504
Amortization expense for acquired intangible assets (b)	3	3	3	13	13
Non-cash share-based compensation expense (c)	12	12	12	48	43
Reorganization of business and other (g)	14	2	20	24	(15)
Operating earnings	$145	$157	$56	$531	$463

Adjusted net earnings (loss)	$50	$51	$(37)	$116	$(19)
Amortization expense for acquired intangible assets (b)	3	3	3	13	13
Non-cash share-based compensation expense (c)	12	12	12	48	43
Fair value adjustment on interest rate derivatives (d)	-	-	-	(1)	17
Deferred and non-current tax impact (e)	4	10	(38)	23	(7)
Loss on extinguishment or modification of long-term debt (f)	135	1	1	217	32
Reorganization of business and other (g)	14	2	20	24	(15)
Net (loss) earnings	$(118)	$23	$(35)	$(208)	$(102)

Adjusted earnings (loss) per common share:
Basic	$0.19	$0.20	($0.15)	$0.45	($0.08)
Diluted (a)	$0.19	$0.20	($0.15)	$0.45	($0.08)

Weighted average common shares outstanding:
Basic	258	258	249	256	248
Diluted	262	261	251	259	251

Freescale Semiconductor, Ltd.
Product Group Net Sales Information
(Unaudited)

	Three Months Ended			Twelve Months Ended
(in millions)	Dec 31, 2013	Sep 27, 2013	Dec 31, 2012	Dec 31, 2013	Dec 31, 2012

Microcontrollers (1)	$220	$230	$197	$826	$707
Digital Networking (2)	246	238	195	915	852
Automotive MCU (3)	267	270	236	1,063	986
Analog & Sensors (4)	190	181	175	736	722
RF (5)	96	89	97	352	303
Other (6)	63	77	57	294	375
Total	$1,082	$1,085	$957	$4,186	$3,945

(1) Microcontrollers includes sales for industrial, multi-market, smart energy, healthcare, connectivity and multimedia applications.

(2) Digital Networking includes sales of communication and digital signal processors serving the networking and communications markets.

(3) Automotive MCU includes microcontroller sales serving the automotive market.

(4) Analog & Sensors includes sales of automotive analog, mixed-signal analog and sensor products.

(5) RF includes sales of power amplifiers.

(6) Other includes licensing and sales of intellectual property, sales of products serving the wireless handset market, sales of wafers to other semiconductor companies and other miscellaneous items.

Freescale Semiconductor, Ltd.
Condensed Consolidated Balance Sheets
(Unaudited)

(in millions)	Dec 31, 2013	Sep 27, 2013	Dec 31, 2012
ASSETS
Cash and cash equivalents	$747	$700	$711
Restricted cash for bond redemptions	-	782	-
Accounts receivable, net	388	426	384
Inventory, net	733	728	797
Other current assets	127	141	166
Total current assets	1,995	2,777	2,058

Property, plant and equipment, net	681	685	715
Intangible assets, net	52	56	64
Other assets, net	319	301	334
Total assets	$3,047	$3,819	$3,171

LIABILITIES AND SHAREHOLDERS' DEFICIT
Current portion of long-term debt and capital lease obligations	$93	$753	$6
Accounts payable	398	386	323
Accrued liabilities and other	371	399	543
Total current liabilities	862	1,538	872

Long-term debt	6,386	6,375	6,375
Other liabilities	393	432	455

Shareholders' deficit	(4,594)	(4,526)	(4,531)
Total liabilities and shareholders' deficit	$3,047	$3,819	$3,171

Freescale Semiconductor, Ltd.
Cash Flow Summary
(Unaudited)

	Three Months Ended			Twelve Months Ended
(in millions)	Dec 31, 2013	Sep 27, 2013	Dec 31, 2012	Dec 31, 2013	Dec 31, 2012

Cash flows from operations	$118	$64	$82	$321	$350

Cash flows from investing activities	$(58)	$(61)	$(33)	$(210)	$(176)

Cash flows from financing activities	$(14)	$(89)	$(100)	$(71)	$(232)

Effect of exchange rate changes on cash and cash equivalents	$1	$1	$(1)	$(4)	$(3)

Freescale Semiconductor, Ltd.
EBITDA and Adjusted EBITDA Reconciliations
(Unaudited)

	Three Months Ended			Twelve Months Ended
(in millions)	Dec 31, 2013	Sep 27, 2013	Dec 31, 2012	Dec 31, 2013	Dec 31, 2012

EBITDA excluding the effects of other items	$236	$236	$152	$862	$744
Non-cash share-based compensation expense (c)	12	12	12	48	43
Fair value adjustment on interest rate derivatives (d)	-	-	-	(1)	17
Loss on extinguishment or modification of long-term debt (f)	135	1	1	217	32
Reorganization of business and other (g)	14	2	20	24	(15)
EBITDA	75	221	119	574	667
Depreciation	45	45	45	181	179
Amortization*	20	20	19	78	78
Interest expense, net	119	118	127	483	510
Income tax expense (benefit)	9	15	(37)	40	2
Net (loss) earnings	$(118)	$23	$(35)	$(208)	$(102)

	Twelve Months Ended Dec 31, 2013
(in millions)

Net loss	$(208)
Interest expense, net	483
Income tax expense	40
Depreciation and amortization expense*	259
Non-cash share-based compensation expense (c)	48
Fair value adjustment on interest rate derivatives (d)	(1)
Loss on extinguishment or modification of long-term debt (f)	217
Reorganization of business and other (g)	24
Cost savings (h)	24
Other terms (i)	7
Adjusted EBITDA	$893

*Excludes amortization of debt issuance costs, which are included in interest expense, net.

NOTES TO THE CONSOLIDATED FINANCIAL INFORMATION

Summary of Key Reconciling Items

(a) No dilutive securities have been included in the diluted net loss or adjusted net loss per share calculations in periods where a net loss or adjusted net loss was incurred.

(b) Reflects amortization expense for trademarks/tradenames due to purchase price accounting relating to our acquisition by a consortium of investors in 2006.

(c) Reflects non-cash, share-based compensation expense under the provisions of ASC Topic 718, "Compensation - Stock Compensation.”

(d) Reflects the change in fair value of our interest rate derivatives which are not designated as cash flow hedges under the provisions of ASC Topic 815, "Derivatives and Hedging.”

(e) Adjustments to reflect cash income tax expense.

(f) Reflects losses on extinguishments and modifications of our long-term debt.

(g) Reflects items related to our reorganization of business programs and other.

(h) Reflects costs savings that we expect to achieve from initiatives commenced prior to December 31, 2009 under our reorganization of business programs that are in process or have already been completed.

(i) Reflects adjustments required by our debt instruments, including business optimization expenses, relocation expenses and other items.

Note 1

Adjusted operating earnings represents operating earnings adjusted for the amortization of acquired intangible assets, non-cash share-based compensation expense and reorganization of businesses and other charges (benefits). Adjusted operating earnings is not a recognized term under U.S. GAAP. Adjusted operating earnings does not represent operating earnings, as that term is defined under U.S. GAAP, and should not be considered an alternative to operating earnings as an indicator of our operating performance. We have included information concerning adjusted operating earnings (loss) because we use such information when evaluating operating earnings to better evaluate the underlying performance of the Company. Adjusted operating earnings (loss) as presented herein is not necessarily comparable to similarly titled measures. A reconciliation of adjusted operating earnings to operating earnings, the most directly comparable U.S. GAAP measure, has been included in the preceding tables.

Adjusted net earnings (loss) is net earnings (loss), adjusted for certain items that we believe are not indicative of the performance of our ongoing operations. We present adjusted net earnings (loss) as a supplemental performance measure. We believe adjusted net earnings (loss) is helpful to an understanding of our business and provides a means of evaluating our performance from period to period on a more consistent basis. This presentation should not be construed as an indication that similar items will not recur or that our future results will be unaffected by other items that we consider to be outside the ordinary course of our business. Because adjusted net earnings (loss) facilitates internal comparisons of our historical financial position and operating performance on a more consistent basis, we also use adjusted net earnings (loss) for business planning purposes, in measuring our performance relative to that of our competitors and in evaluating the effectiveness of our operational strategies. Adjusted net earnings (loss) has limitations as an analytical tool, and should not be considered in isolation or as a substitute for an analysis of our results as reported under U.S. GAAP. We compensate for these limitations by relying primarily on our U.S. GAAP results and using adjusted net earnings (loss) only supplementally. A reconciliation of adjusted net earnings (loss) to net earnings (loss), the most directly comparable U.S. GAAP performance measure, has been included in the preceding tables.

EBITDA (earnings before interest, taxes, depreciation and amortization) excluding the effects of other items is a non-U.S. GAAP financial measure. We have included information concerning EBITDA excluding the effects of other items because we use such information to supplementally evaluate the underlying performance of the Company. EBITDA excluding the effects of other items does not represent, and should not be considered an alternative to, net earnings (loss), operating earnings (loss), or cash flow from operations as those terms are defined by U.S. GAAP and does not necessarily indicate whether cash flows will be sufficient to fund cash needs. While EBITDA excluding the effects of other items and similar measures are frequently used as measures of operations and the ability to meet debt service requirements by other companies, our use of this financial measure is not necessarily comparable to such other similarly titled captions of other companies.

Adjusted EBITDA as shown in the preceding tables is calculated in accordance with the agreement and indentures governing Freescale Semiconductor, Inc.’s existing notes and senior credit facilities. Adjusted EBITDA is net earnings (loss) adjusted for certain non-cash and other items that are included in net earnings (loss). The ability of our subsidiaries to engage in activities such as incurring additional indebtedness, making investments and paying dividends is tied to ratios under the indentures and the senior credit facilities based on Adjusted EBITDA calculated for the most recent four fiscal quarters. Accordingly, we believe it is useful to provide the calculation of Adjusted EBITDA to investors for purposes of determining our ability to engage in these activities. Adjusted EBITDA is a non-U.S. GAAP financial measure. Adjusted EBITDA does not represent, and should not be considered an alternative to, net earnings (loss), operating earnings (loss), or cash flow from operations as those terms are defined by U.S. GAAP and does not necessarily indicate whether cash flows will be sufficient to fund cash needs. Although Adjusted EBITDA and similar measures are frequently used as measures of operations and the ability to meet debt service requirements by other companies, our calculation of Adjusted EBITDA is not necessarily comparable to such other similarly titled captions of other companies. The calculation of Adjusted EBITDA in the indentures and the senior credit facilities allows us to add back certain charges that are deducted in calculating net earnings (loss). However, some of these expenses may recur, vary greatly and are difficult to predict. Further, our debt instruments require that Adjusted EBITDA be calculated for the most recent four fiscal quarters. We do not report Adjusted EBITDA on a quarterly basis. In addition, the measure can be disproportionately affected by quarterly fluctuations in our operating results, and it may not be comparable to the measure for any subsequent quarter, four-quarter period or any complete fiscal year. A reconciliation of net earnings (loss), which is a U.S. GAAP measure of our operating results, to Adjusted EBITDA, calculated as described above, has been included in the preceding tables.

CONTACT:
Freescale Semiconductor, Ltd.
Investors:
Mitch Haws, 512-895-2454
mitch.haws@freescale.com
or
Media:
Jacey Zuniga, 512-895-7398
jacey.zuniga@freescale.com